CONFIDENTIAL

AGREEMENT

This Agreement (the “Agreement”), entered into this 16th day of March, 2017 (“the “Effective Date”), by and between Faller & Williams Technology LLC, with a place of business at 1809 Linden Lake Road, Fort Collins, CO 80524 (“FWT”) and Sapientia Pharmaceuticals, Inc., with a place of business at 2015 N. Federal Hwy, #303, Delray Beach, FL 33483 (“Sapientia”), collectively referred to hereinafter as the “Parties” or individually referred to hereinafter as a “Party”.

WHEREAS, FWT is the owner, by assignment from the inventors recorded at Reel/Frame 041014/0095 on January 19, 2017, by the U.S. Patent and Trademark Office, of certain patents and patent applications as set forth in attached Exhibit A (defined below as the “Patents”), which is incorporated and made a part of this Agreement;

WHEREAS, the inventors of the Patents are university professors and researchers and subject to the intellectual property policies of the universities, which may include an obligation to assign new inventions to their respective universities, and have obtained waiver letters therefrom indicating that each respective university takes no title interest in the Patents (attached as Exhibit B), which are incorporated and made a part of this Agreement;

WHEREAS, Sapientia is in the business of developing and selling pharmaceuticals and is interested in developing pharmaceuticals disclosed and/or claimed under the Patents; and

WHEREAS, the Parties desire to enter into an agreement to license the Patents to Sapientia, in accordance with the terms and conditions disclosed herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties, intending to be legally bound, agree as follows.

1. Definitions of Terms. The following terms have the meanings indicated.

1.1 “Confidential Information” means any and all confidential or proprietary information or materials of, or relating directly or indirectly to a Party, this Agreement, Products, and the Patents, including but not limited to business interests, technology, financial information, information related to new discoveries, inventions, whether or not patentable, information related to clinical and non-clinical studies, information related to devices, equipment, or machines, or their construction, information related to methodologies or processes; information related to computations, algorithms, systems information, statistics, formulae, software, interfaces, computer code, source code, object code, interface code, or mask works, whether or not copyrightable or otherwise protectable, information related to instructions, methods of operation, specifications, materials, plans, hardware, designs, schematics, reports, studies, notes, analyses, summaries, business, marketing, and development plans, information related to or received from clients or customers of a Party including the relationship of that Party to the client or customer, information related to corporate opportunities and contacts, and other related information and materials that contain or reflect in whole or in part any of the aforesaid information or materials.

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1.2 “FDA” means the United States Food and Drug Administration.

1.3 “Field” means the prevention and/or treatment of fibrosis and neoplastic diseases and disorders in humans and animals. The Field may be further modified by mutual written agreement of the Parties.

1.4 “Improvements” means all new intellectual property conceived, created, reduced to practice, or otherwise made by a Party, including but not limited to new discoveries, process and inventions, whether patentable or not, and all new technical developments and know-how related to or advances regarding the Products. Improvements that result in the submission of a patent application shall be included on Exhibit A as a part of the Patents.

1.5 “MAA” means a Marketing Authorization Application for submission to the Medicines and Healthcare Products Regulatory Agency of United Kingdom, the Committee for Medicinal Products for Human Use of the European Commission, or an equivalent authority.

1.6 “Net Sales” means the gross amounts of monies or cash equivalents or other consideration that is billed, invoiced or received (whichever occurs first) for sales, leases, or other modes of transfer of Products by Sapientia or Sapientia’s sublicensees, if any, less: (i) customary trade, quantity, or cash discounts and rebates to the extent taken; (ii) amounts repaid or credited to customers by reason of rejections or returns; (iii) taxes and/or other governmental charges (except filing fees) which are actually paid by or on behalf of Sapientia or sublicensees for the production, sale, transportation, delivery, or use of a Product; and (iv) charges for delivery or transportation of Licensed Products to customers through the use of third party delivery or transportation services, if separately stated. When “Net Sales” is used in the case of non-cash sales, it shall mean the fair market value of all equivalent or other consideration received by Sapientia or sublicensees for the sale, lease, or transfer of Products. For the avoidance of doubt, if Sapientia sells or transfers Products to a distributor, wholesaler, or a similar entity that provides Products to end users, Net Sales are to be calculated on the greater of: Sapientia’s sale or transfer price to that party, or sixty percent (60%) of Sapientia’s list price. In no event shall the royalty paid to FWT be less than sixty percent (60%) of what would be owed to FWT if Sapientia had made the sale to a Third Party. If a list price is not available, the Parties will agree on a fair market value to determine Net Sales.

1.7 “NDA” means a New Drug Application as set forth in 21 C.F.R. Part 314.

1.8 “Patents” means the patents and patent applications listed on Exhibit A, including patents that may issue from the applications, divisional applications, continuation applications (but not new subject matter of continuations-in-part applications), and extensions of the any of the foregoing. Exhibit A may be amended by a Party from time to time to add new patents and/or new patent applications.

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1.9 “Products” means the goods made, used, sold, offered for sale, imported, or exported that are disclosed and/or described in the Patents.

1.10 “Term” means the period of time that commences on the Effective Date and continues to the date of the last to expire of a valid Patent, plus ten years, unless earlier terminated as provided in this Agreement.

1.11 “Territory” mean worldwide.

1.12 “Third Party” means a party that is not a Party to this Agreement.

2. License Grant.

2.1 License Grant. FWT hereby grants to Sapientia an exclusive license, subject to the reservation of rights as set forth in Section 2.4, to make, use, sell, offer to sell, import, and export the rights afforded under the Patents in the Field and in the Territory.

2.2 Sublicense Grant. FWT hereby grants to Sapientia the right to grant one or more exclusive or non-exclusive sublicenses of the exclusive rights granted in Section 2.1. All sublicenses granted by Sapientia of its rights hereunder shall be subject to the terms of this Agreement. Sapientia shall be responsible for its sublicensees and shall not grant any rights that are inconsistent with the rights granted to, and obligations of, Sapientia hereunder. Any act or omission of a sublicensee that would be a breach of this Agreement if performed by Sapientia shall be deemed to be a breach by Sapientia of this Agreement. Each sublicense agreement granted by Sapientia shall include an audit right by FWT of the same scope as provided in Section 5.

2.3 Rights to Improvements. Subject to any Third Party limitations that FWT may have with respect to any assignment, license, or transfer of Improvements, FWT grants to Sapientia an exclusive license to make, use, sell, offer to sell, import, and export the rights afforded under the Improvements in the Field and in the Territory, with the right to sublicense or assign such rights in accordance with Sections 2.2 and 27, respectively.

2.4 Reserved Rights. FWT retains all rights to use and practice the Patents and any Improvement for research, education, and other non-commercial purposes, and may exercise those rights with or without Notice or compensation to Sapientia.

2.5 Government Reservations. Rights under this Agreement are subject to rights required to be granted to the Government of the United States of America pursuant to 35 U.S.C. Section 200-212, including a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject inventions throughout the world.

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3. Consideration.

3.1 Prior Prosecution Expenses. Within thirty (30) days of Effective Date of this Agreement, Sapientia shall pay to FWT $75,000.00, which represents Sapientia’s reimbursement of FWT’s prior expenses associated with the prosecution of the Patents and the expenses associated with the preparation of this Agreement as of the Effective Date. The $75,000.00 fee is to be paid half in cash ($37,500.00) and the other half in Sapientia common stock, fully vested, valued at $37,500.00 as of the stock price as of the Effective Date.

3.2 Milestone Fees.

(i) Within thirty (30) days following the filing of each NDA with the FDA directed to a Product, Sapientia shall pay to FWT US$5,000,000.00.

(ii) Within thirty (30) days following receipt of final approval of each NDA by the FDA for the marketing of a Product, Sapientia shall pay to FWT US$25,000,000.00.

(iii) Within thirty (30) days following the filing of each MAA with the Medicines and Healthcare Products Regulatory Agency of United Kingdom or the Committee for Medicinal Products for Human Use of the European Commission, directed to a Product, Sapientia shall pay to FWT US$1,000,000.00.

(iv) Within thirty (30) days following receipt of final approval of each MAA by the Medicines and Healthcare Products Regulatory Agency of United Kingdom or the Committee for Medicinal Products for Human Use of the European Commission for the marketing of a Product, Sapientia shall pay to FWT US$5,000,000.00.

3.3 Royalties. Following the first Commercial Sale of a first Product in the United States, Sapientia shall thereafter pay to FWT five percent (5%) of Net Sales of Products encompassed by one or more valid claims of the Patents and/or the Improvement within the Territory, and two and one half percent (2.5%) of Net Sales of Products not encompassed within one or more valid claims of the Patents within the Territory. Payment to FWT shall be made on or before January 1st and on or before July 1st of every year during the Term of this Agreement. Should sales of Product require the payment of a royalty to a Third Party for a prior art patent, Royalties payable to FWT shall be reduced by the amount of the Third Party royalty actually paid, but in no event shall the Royalty payments payable to FWT be reduced by more than one half of the amounts set forth in this Section. For the avoidance of doubt, a prior art patent is a patent with a valid and enforceable claim that encompass the relevant claim of the Patent and was filed prior to the relevant Patent.

3.4 Royalty Reports. Beginning after the First Commercial Sale of Product and for the Term of this Agreement, Sapientia shall submit to FWT within forty-five (45) days after every March 31 and September 30 a written report setting forth for such period the number of Products sold by Sapientia, any sublicensee(s) in each jurisdiction encompassed by the Patent rights, and the amount of royalties due thereon, or, if no Royalties are due to FWT for any reporting period, the statement that no Royalties are due. The royalty report shall be certified as correct by an officer of Sapientia.

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3.5 Minimum Royalties. Beginning three (3) years after receiving marketing approval for a first Product from the FDA, the Medicines and Healthcare Products Regulatory Agency of United Kingdom, the Committee for Medicinal Products for Human Use of the European Commission, or an equivalent authority, Sapientia shall make minimum royalty payments to FWT of US$250,000.00 per year.

3.6 Sublicense and Assignment Fees. Within thirty (30) days of the sublicense to a Third Party of the rights granted to Sapientia as set forth in Section 2.2, or of the assignment of all or part of this Agreement, as set forth in Section 27, Sapientia shall pay to FWT twenty-five percent (25%) of all consideration received by Sapientia for the sublicense and/or the assignment.

3.7 Form of Payments. All payments to FWT shall be in U.S. dollars and nonrefundable. For payments made by wire transfer, Sapientia shall responsible for all costs and fees associated with currency conversion, bank fees, taxes attributable to the transfer, and any other expenses associated with the transfer of funds.

3.8 Interest on Overdue Payments. Failure of Sapientia to make one or more payments when due shall incur interest on payments at one percent (1.0%) per month, and shall accrue and be compounded monthly. The payment of interest shall not negate any rights FWT may have for any failure of Sapientia to make any payments to FWT when due.

4. Due Diligence and Due Diligence Milestones.

4.1 Due Diligence and Milestones. Sapientia shall exercise best efforts to obtain marketing approval for the sale of one or more Products in the United States, to include preclinical, Phase I, Phase II, and Phase III clinical trials, and submission of a New Drug Application under the provisions of 21 C.F.R. Part 314 for one or more Products to the U.S. Food and Drug Administration, and thereafter sales of Products. Best efforts includes, but is not limited to, continuation of the Consulting Agreement, as set forth in Section 9, and Milestones for Due Diligence as follows:

(i) Sapientia shall initiate the first Phase I Trial, or any other-named first clinical trial, of a Product by no later than June 1, 2022;

(ii) Sapientia shall initiate the first Phase II Trial, or any other-named subsequent clinical trial, of a Product by no later than January 1, 2024;

(iii) Sapientia shall initiate the first Phase III Trial, or any other-named subsequent clinical trial, of a Product by no later than June 1, 2027;

4.2 Either Party may request of the other Party a meeting to review of the activities, or lack of activities, regarding Due Diligence including the Due Diligence Milestones. If mutually agreed, the Parties may modify the Due Diligence requirements set forth in this Agreement. Such modifications shall be in writing and signed by an authorized representative of each Party. Any such writing shall be considered incorporated into this Agreement and shall not in any way be construed as a modification or renegotiation of any other portion of this Agreement.

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4.3 Missed Milestones. Should Sapientia anticipate an inability to meet a Due Diligence Milestone, an authorized representative of each Party shall conduct a face-to-face meeting to discuss Due Diligence. Should Sapientia fail to meet a Due Diligence Milestone, FWT hereby agrees to provide Sapientia, at no cost, a cure period of six (6) months (the “Cure Period”), beginning on the date of the missed Due Diligence Milestone, to meet the conditions of the missed Due Diligence Milestone. Absent a written agreement between the Parties to extend the date of the missed Due Diligence Milestone, this Agreement shall terminate at the expiration of the Cure Period in accordance with this Section 4.3.

4.4 Due Diligence Reports. Sapientia shall provide written reports to FWT every calendar quarter with regard to its Due Diligence efforts. Either Party may request a meeting with the other Party, which request shall be accommodated as soon as practicable, and no less than sixty (60) days from the date of a written request.

5. Record and Inspection.

5.1 Accounting Records. Sapientia shall maintain, and shall cause its sublicensees to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to FWT in relation to this Agreement, which records shall contain sufficient information to permit FWT to confirm the accuracy of any reports delivered to FWT and compliance in other respects with this Agreement. The relevant party shall retain such records for at least three (3) years following the end of the calendar year to which they pertain.

5.2 Audit by FWT. During the Term of this Agreement and for a period of two (2) years thereafter, FWT or its representatives shall have the right to inspect the books and records of Sapientia in conjunction with the performance of Sapientia’s obligations under the terms and conditions of this Agreement. The scope of such audit and inspection activities may include the review of records supporting activities performed by Sapientia in conjunction with its obligations under this Agreement. Sapientia agrees to provide representatives of FWT reasonable access to books, records, systems, and processes, and shall cooperate in good faith with FWT’s representatives in support of their inspection and audit activities during Sapientia’s normal business hours. It is agreed by FWT that all such records of Sapientia shall be considered Confidential Information of Sapientia and shall not be disclosed to any Third Party pursuant to Section 6. All auditors and representatives of FWT shall be subject to obligations of confidentiality with regard to such records.

5.3 Payment Deficiency. If a payment deficiency is determined, Sapientia and its sublicensee(s), as applicable, shall pay the outstanding amounts within sixty (60) days of receiving written notice thereof, plus interest on such outstanding amounts as described in Section 3.10.

5.4 Responsibility for Audit Costs. FWT shall pay for any audit done under Section 5.2. However, in the event that the audit reveals an underpayment of royalties or fees by more than five percent (5%) for the period being audited, the cost of the audit shall be paid by Sapientia or promptly reimbursed to FWT if already paid.

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6. Confidentiality.

6.1 Confidential Treatment. The Parties agree to hold Confidential Information in strict confidence and shall not disclose such information to any Third Party, except as permitted by Sections 6.3 and 6.4, for a period of time not less than seven (7) years from the date of receipt of that Confidential Information (with the exception of any trade secrets, whereby confidentiality shall be maintained in perpetuity).

6.2 Use of Confidential Information. Confidential Information may only be used for purposes related to this Agreement (the “Permitted Purpose”) and only by those persons who need to review the Confidential Information in connection with the Permitted Purpose.

6.3 Exceptions to Definition of Confidential Information. The obligations of confidentiality under Section 6.1 shall not apply to any information, as shown with written documents, that:

(i) is in the public domain as of the Effective Date;

(ii) enters the public domain after the Effective Date intentionally by the Party for which the information was considered confidential;

(iii) enters the public domain after the Effective Date through no fault of a Party;

(iv) enters the public domain with the advance written permission of the Party holding the confidentiality; or

(v) is provided to a Party after the Effective Date by a Third Party which is not under any confidentiality obligation with respect to the Confidential Information.

6.4 Disclosure by Court Order. A Party may disclose Confidential Information without the prior written consent of the other Party to the extent that such disclosure is required by law, court order, or government authority, provided that the Disclosing Party: (a) promptly notifies the other Party of the disclosure that is required by law, court order, or government authority; (b) disclosure is limited to only those Third Parties and only to such Confidential Information as needed to comply with a law, rule, or authority; (c) Confidential Information disclosed pursuant to law, court order, or government authority is marked as confidential; and (d) the other Party is provided an opportunity to seek a protective order or otherwise prevent or restrict such disclosure. The Parties agree to work together and in good faith to address any disclosure of Confidential Information.

6.5 Notification of Unauthorized Disclosure. In the event that a Party becomes aware of an unauthorized disclosure or use of Confidential Information by a Third Party, that Party shall promptly notify the other Party of the unauthorized use or disclosure of Confidential Information.

7. Infringement.

7.1 Notice of Infringement. In the event either Party becomes aware of an infringement or possible infringement of one or more of the Patents, the Party becoming aware of such infringement shall promptly notify the other Party. In the event of an infringement, the Parties will fully cooperate with each other and in good faith in enforcing the Patents.

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7.2 Obligation to Enforce and/or Defend the Patents. Sapientia shall have the right and obligation to enforce and/or defend the Patents against any and all Third Parties. Sapientia may bring an infringement action in its own name and shall be responsible for all costs and expenses, including attorney fees, litigation costs, and other expenses associated with or related to any such legal actions. The Parties agree to work together and in good faith with regard to any legal actions. Should any legal action or settlement with respect to the Patents result in an award of damages or the payment of consideration to Sapientia, Sapientia shall promptly transfer to FWT twenty-fine percent (25%) of the damages and/or consideration received by Sapientia less Sapientia’s expenses associated with the legal action.

8. Patent Prosecution and Expenses. FWT shall prosecute and maintain the Patents and Sapientia shall have the right to contribute to, review and opine on the patent prosecution. All costs and expenses attributed to the prosecution and maintenance of the Patents, the financial obligations of Robert M. Williams and Douglas V. Faller set forth in Exhibit B, and this Agreement, including attorney fees and costs shall be promptly paid by Sapientia or, if paid by FWT, shall be promptly reimbursed by Sapientia to FWT.

9. Consulting Agreement. Sapientia represents and warrants that during the Term of this Agreement it shall annually provide at least $350,000.00 of financial support to be directed to Douglas V. Faller and Robert M. Williams for research related to Products. This financial support shall be divided equally between Robert M. Williams and Douglas V. Faller or, upon mutual written agreement of Sapientia and the intended recipients, Dr. Faller and Dr. Williams, may be, in whole or in part, apportioned differently and/or directed to a mutually agreed Third Party. Sapientia shall be provided a copy of the research materials created that is attributed to the financial support provided under this Section. Failure of Sapientia to meet these payments will constitute a missed milestone subject to the provisions set forth in Section 4.3.

10. Compliance with Federal and State Laws. Sapientia represents and warrants that it shall comply with all laws, rules, and regulations applicable to activities contemplated or undertaken under this Agreement, including complying with any U.S. government rights, and shall fully indemnify and hold harmless FWT from any failure to so comply.

11. Indemnification/Liability Insurance.

11.1 Sapientia Indemnification. Sapientia represents and warrants that it shall indemnify and hold harmless FWT and its officers, employees, affiliates, agents, and representatives (“Indemnified Parties”) from and against any and all claims, causes of action, lawsuits, or proceedings of any kind (the “Claims”) filed or otherwise instituted against any of the Indemnified Parties, related directly or indirectly to, arising from, or relating to this Agreement, one or more of the Products, Patents, Sapientia’s obligations hereunder, any actions and/or inactions of Sapientia, including any negligence and/or misconduct, or based upon doctrines of strict liability or product liability, on the part of Sapientia and/or its employees, directors, officers, agents, representatives, affiliates, divisions, and any parent organizations. Sapientia agrees to secure and maintain reasonable liability insurance that includes the Indemnified Parties, for any and all possible Claims.

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11.2 General Indemnification Procedures. Each party shall notify the other of any claim, lawsuit, or other proceeding related to the Patents, the Products, or this Agreement. Sapientia agrees not to settle any Claim against an Indemnified Party without the Indemnified Party’s written consent, which consent shall not be unreasonably withheld. Sapientia further agrees to keep the Indemnified Parties fully apprised of any Claims.

11.3 Disclaimer of All Warranties. FWT makes no representations or warranties, express or implied, including but not limited to any warranties of fitness or merchantability, relating to or with regard to the Patents, the Products, or any know how attributable thereto. FWT specifically disclaims all representations and warranties including any representation or warranty that the Patents are free from infringement of a Third Party right, and, as such, any rights attributable to the Patents are provided “as is,” that any Product is either safe or suitable for the treatment of a patient, or that any Product will achieve FDA approval or marketing approval from the FDA or any authority.

12. Intellectual Property.

12.1 Ownership of Patents. Sapientia agrees that the Patents are the property of FWT and agrees not to challenge validity or ownership of any of the Patents. It is agreed by the Parties that Sapientia has no rights in the Patents except as expressly contained within this Agreement.

12.2 Improvements Made by FWT. Subject to any obligations that the inventors of the Patents may have to assign their rights in Improvements to their respective universities, Improvements made by FWT during the Term of this Agreement shall be assigned to FWT and included as a part of this Agreement, including but not limited to the Grant of License as set forth in Section 2. Should an Improvement not be assigned to Sapientia, at the request of Sapientia, FWT shall cooperate in good faith with Sapientia to obtain a license thereto.

12.3 Improvements Made by Sapientia. Improvements made by Sapientia during the Term of this Agreement shall be promptly assigned to FWT and included as a part of this Agreement, including but not limited to the Grant of License set forth in Section 2.

13. Term and Termination. The term of this Agreement shall commence on the Effective Date and shall expire ten (10) years after the date of the last to expire of a valid Patent, unless earlier terminated as provided herein (the “Term”).

13.1 Termination by FWT. Notwithstanding the foregoing, FWT may elect to terminate this Agreement for cause in accordance with:

(i) Termination for Disclosure of Confidential Information. Except for termination provided for under Sections 13.1(ii) and 13.3, if Sapientia fails to meet an obligation hereunder, including but not limited to failure to make a payment when due, the unauthorized disclosure of FWT Confidential Information, the unauthorized assignment of this Agreement, or the unauthorized violation of the scope of the license grant, FWT shall have the right to terminate this Agreement and the rights granted to Sapientia hereunder by providing Sapientia with sixty (60) days advance written Notice, which shall state in sufficient detail the reason for such termination; or

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(ii) Termination for Failure to Exercise Due Diligence. If Sapientia fails to exercise its Due Diligence or meet the Due Diligence Milestones set forth in Section 4.1, FWT shall have the right to terminate this Agreement and the rights granted to Sapientia hereunder at the expiration of the Cure Period upon written Notice to Sapientia, which shall state in reasonable detail the reason for such termination.

13.2 Termination by Sapientia. Provided that all prior terms and conditions have been met and that all payments due FWT have been timely paid, and excluding termination under Section 13.3, Sapientia may terminate this Agreement without cause by providing FWT with six (6) months advance written Notice of termination and by promptly transferring and/or assigning all Products, documents, materials, and other information necessary and sufficient for FWT to continue development of any Products that were being developed and/or sold by Sapientia prior to the date of termination.

13.3 Termination for Bankruptcy. If either Party (1) becomes insolvent; (2) is subject to any proceeding, voluntary or involuntary, with a view to postponing or rescheduling its debts generally or of distributing its assets among its creditors under the provisions of any applicable law for the benefit of creditors; (3) is liquidated; (4) is wound up either voluntarily or under an order of a court of competent jurisdiction; (5) makes a general assignment for the benefit of its creditors; or (6) otherwise takes any action that acknowledges its inability to pay its debts as they become due, this Agreement and all rights and obligations hereunder shall be subject to termination, pending review by FWT. Without limiting the generality of the foregoing, if there is named a receiver or trustee of all or any part of the Agreement, this Agreement and all rights and obligations hereunder shall automatically terminate unless expressly deemed to survive under the terms of this Agreement.

13.4 Actions Following Termination. In the event of termination by either Party, thereafter Sapientia and/or its sublicense(s) shall cease and desist any and all use of Products; Sapientia and/or its sublicense(s) shall promptly assign to FWT any Improvements or other intellectual property related directly or indirectly to the Products, the Patents, and/or the Improvements not previously assigned to FWT; and Sapientia and/or its sublicense(s) shall transfer and/or assign to FWT any clinical studies, clinical results, all Sapientia Confidential Information related to the Agreement, which thereafter shall be considered FWT Confidential Information, and any associated written materials and market approvals received from one or more authorities such as the FDA, and take all actions necessary and sufficient for FWT to continue with the development of Products.

13.5 Remedies upon Termination. Any election to terminate this Agreement shall be in addition to, and not in limitation of, other remedies that may be available at law or in equity.

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14. Surviving Sections. Sections 3.9, 3.10, 4.4, 5, 6, 7, 11, 12 and 15-19, and all enforcement and interpretative provisions of this Agreement, shall survive any expiration or termination of this Agreement.

15. Governing Law. Except for alternative dispute resolution procedures, as set for in Section 17, this Agreement shall be considered to have been made in, and construed and interpreted in accordance with the substantive laws of, the State of Delaware, without regard to its conflict of laws principles. The Parties hereby submit to the sole and exclusive jurisdiction of, and waive any venue objections against, the state and federal courts located in the State of Delaware.

16. Exclusive Jurisdiction. Except for alternative dispute resolution procedures, as set for in Section 17 ,the Parties consent to the exclusive personal jurisdiction of the federal and state courts of the State of Delaware for any and all disputes regarding, arising under, and/or related to this Agreement.

17. Mediation and Arbitration. Both Parties irrevocably consent to first present any dispute related to this Agreement in writing to the other Party. Within two (2) months of receipt of the written Notice, the Parties shall attend a face-to-face meeting which shall include at least one individual from each Party who is authorized to make decisions for and settle the dispute. Such a meeting would be held in the geographical region of Fort Collins, Colorado. In the event that good faith negotiations are unsuccessful, the Parties shall present the dispute to non-binding mediation before a single mediator in the geographical region of Fort Collins, Colorado. The Party first initiating the dispute shall present a list of no less than five potential mediators to the other Party and that Party shall promptly select one mediator therefrom. Should nonbinding mediation be unsuccessful, as determined by the chosen mediator, the dispute shall be presented to binding arbitration before a single arbitrator also in the geographical region of Fort Collins, Colorado. The Party initiating the dispute shall present a list of no less than five potential arbitrators to the other Party and that Party shall promptly select one arbitrator therefrom. The arbitration shall be administered by JAMS pursuant to its International Arbitration Rules and Procedures. These rules and JAMS’ fee schedule are available at https://www.jamsadr.com/rules-international. Judgment on the Award may be entered in any court having jurisdiction. Each Party shall pay its own expenses with regard to any mediation and arbitration, including any attorney fees, and shall share the cost of the mediation and arbitration equally. Each Party further agrees that any action commenced by the other Party that is not in conformity with this Paragraph shall be subject to summary dismissal with all costs and fees, including all actual attorney fees, incurred to accomplish dismissal, removal, or any termination of the action, borne by the other Party.

18. Excluded Damages. Neither Party may request or receive special, incidental, or consequential damages pursuant to any dispute or action regarding, arising under, or related to this Agreement.

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19. Notices. All Notices and other communications given to any Party hereto pursuant to this Agreement shall be in writing and shall be sent either by (i) certified mail, postage prepaid, return receipt requested; (ii) an overnight express courier service that provides written confirmation of delivery; or (iii) facsimile transmission with written confirmation by the sending machine or with telephone confirmation of receipt, addressed as follows:

If to FWT Technology LLC:

ATTN: Douglas V. Faller or Robert M. Williams

Faller & Williams Technology LLC

1809 Linden Lake Road

Fort Collins, CO 80524

Tel: 1 (970) 231-3204

Fax:

If to Sapientia Pharmaceuticals, Inc.:

ATTN: Martin Schmieg

2015 N. Federal Hwy, #303

Delray Beach, FL 33483

Tel: 1 (215) 300-9400

Fax:

Any communication given in conformity with this Section 19 shall be deemed to be delivered upon receipt or refusal. Any Party may change its address for receiving communications pursuant to this Section 19 by giving written Notice of a new address in the manner provided herein.

20. Entire Agreement, Amendments, and Waivers.

20.1 Amendments. Any prior agreements between the Parties covering the subject matter hereof are hereby superseded and replaced by this Agreement, which contains the entire agreement of the Parties with respect to the subject matter hereof. This Agreement is the product of arms- length negotiations and each Party has had the benefit of advice of counsel. Any ambiguity in construction or interpretation shall not be construed against any drafter. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

20.2 Waivers. Sapientia recognizes that the principals of FWT are also investors in Sapientia and members of the Scientific Advisory Board of Sapientia, and hereby waives any and all issues relating to potential or actual conflicts of interest. No failure or delay by either Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power, or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

21. Force Majeure. The Parties shall be relieved of their obligations hereunder (except for the payment of money), if and to the extent that any of the following events hinder, limit, or make commercially impracticable the performance by either party of any of its obligations hereunder: act of God, war, civil commotion, riot, acts of public enemies, blockade or embargo, fire, explosion, lightning, casualty, accident, flood, sabotage, national defense requirements, labor trouble, strike, lockout or injunction, governmental requests, laws, regulations, orders or actions, breakage or failure of machinery or apparatus, or any other event, whether or not of the class or kind enumerated herein, beyond the control of either Party such as cannot be circumvented by reasonable diligence and without unusual expense. The Party claiming relief hereunder shall notify the other party in writing of the events causing delay or default in performance. The Party failing to fulfill its obligations shall, however, take reasonable steps to remove or otherwise mitigate the impediment to action.

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22. Headings. The headings used in this Agreement are for reference only, and do not define, limit, or otherwise affect the meaning of any provisions hereof.

23. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

24. No Third Party Beneficiaries. The rights granted hereunder are rights personal to the Parties to this Agreement. No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any Third Party beneficiary rights or any other rights of any kind except as expressly set forth in this Agreement in any person other than a Party to this Agreement.

25. Use of Terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine, and neuter forms. Words in the singular or the plural include the plural or the singular, as the case may be. The use of the word “or” is not exclusive. All references herein to Articles and Sections shall be deemed to be references to Articles and Sections of this Agreement unless the context otherwise requires. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, statute, or law defined or referred to herein means such agreement, statute, or law as from time to time amended, modified, or supplemented, including by succession of comparable successor agreements or statutes.

26. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all written and oral prior agreements and understandings with respect thereto.

27. Assignment of Agreement. This Agreement may be assigned by FWT, or its assigns, for any or no reason. Sapientia may assign this Agreement, in whole or in part, upon the sale by Sapientia of substantially all of the assets of Sapientia having to do with development of one or more Products, or with the written approval of FWT or its assigns. Any assignment by a Party must include advance written Notice to the other Party. In the event of acquisition, merger, change of corporate name, or change of make-up, organization, or identity, Sapientia shall notify FWT in writing within thirty (30) days of such event.

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28. Signature Authority. Each person signing this Agreement represents that they are duly authorized, with full authority to bind the Parties, and that no signature of any other person or entity is necessary to bind the Parties.

29. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

30. Electronic Transmission. Each of the Parties hereto agrees that (a) any Notice, consent, or signed document transmitted by electronic transmission (meaning a facsimile, e-mail, or e-mail attachment) to a Party at the e-mail address stated herein shall be treated as an original, written document, with the same binding effect; (b) at the request of either Party, any such document shall be re-executed and redelivered in hard-copy form to the address stated herein; and (c) a Party will not raise the transmission of a Notice, consent, or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue, and hereby forever waives such defense.

31. Further Assurances. At any time, and from time to time from and after the date hereof, each Party shall, at the reasonable request of the other Party, execute, acknowledge, and deliver such instruments and other documents and perform such acts and make available such information, as may reasonably be required to evidence or effectuate the performance of the responsibilities of the Parties under this Agreement.

32. Severability. If any provision hereof is or becomes illegal, invalid, or unenforceable under the laws of a particular jurisdiction, such provision shall be fully severable with respect to such laws; this Agreement shall be construed and enforced in such jurisdiction as if such provision had never comprised a part hereof; the remaining provisions hereof shall remain in full force and effect in such jurisdiction and shall not be affected by such provision or by its severance herefrom; and all of the provisions hereof shall remain in full force and effect in all other jurisdictions and shall not be affected by the severance of such provision under the laws of such jurisdiction. Furthermore, in lieu of such provision there shall be added automatically for purposes of such jurisdiction as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible, and be legal, valid, and enforceable in such jurisdiction.

[Signatures on the following page]

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IN WITNESS WHEREOF, the duly authorized officers of the parties to this Agreement have executed and delivered this Agreement effective on the date first above written.

FOR:		FOR:
FALLER & WILLIAMS TECHNOLOGY LLC.		SAPIENTIA PHARMACEUTICALS, INC.

By:		By:
Name:	Robert M. Williams, Ph.D.	Name:	William V. Williams, M.D.
Title:	Co-managing Member	Title:	President and CEO
Date:	March 16, 2017	Date:	March 16, 2017

By:
Name:	Douglas V. Faller, M.D., Ph.D.
Title:	Co-managing Member
Date:	March 16, 2017

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EXHIBIT A

(the Patents)

U.S. Provisional Application No. 61/703,081 entitle “PKC Delta Inhibitors for use as Therapeutics” filed 19 September 2012.

International Application No. PCT/US2013/60638 entitled “PKC Delta Inhibitors for use as Therapeutics” filed 19 September 2013.

U.S. Patent No. 9,364,460 entitled “PKC Delta Inhibitors for use as Therapeutics” issued 14 June 2016.

U.S. Patent Application No. 15/148,420 entitled “PKC Delta Inhibitors for use as Therapeutics” filed 06 May 2016.

U.S. Patent Application No. 15/425,381 entitled “PKC Delta Inhibitors for use as Therapeutics” filed 06 February 2017.

EP Patent Application No. 13839158.6 “PKC Delta Inhibitors for use as Therapeutics” filed 25 March 2015.

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EXHIBIT B

1. Invention Release Agreement between Robert M. Williams and Colorado State University Research Foundation dated March 14, 2014.

2. Letter Agreement from Brian D. Gildea, Executive Director, Intellectual Property & Licensing, Boston University Technology Development, to Douglas V. Faller and Robert Williams and dated December 17, 2013.

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